Exhibit 99.1

                    SEABOARD CORPORATION, TRIUMPH FOODS, LLC

                              PRESS RELEASE


SHAWNEE  MISSION,  Kan. (September 26, 2014) - Seaboard  Corporation  (NYSE
MKT: "SEB") announced today Triumph Foods purchased a 50 percent ownership in Daily's Premium Meats, the processed meats division of Seaboard Foods, which produces and markets raw and precooked bacon, ham and sausage. Daily's Premium Meats will be owned 50/50 by Seaboard Foods and Triumph Foods as of September 27, 2014. As a result of the transaction, Seaboard received cash proceeds of $72.5 million and will recognize an estimated pre-tax gain of approximately $55.0 million, subject to final working capital adjustments.

In conjunction with the transaction, Kelly J. Hattan was appointed president of Daily's Premium Meats.

Hattan said, "This partnership will enable Daily's to further solidify a supply of high-quality raw materials while providing additional capital to expand production and the geographical footprint where Daily's sells its products. I'm excited about the significant opportunities for growth as a result of this enhanced partnership."

Daily's Premium Meats offers a variety of processed pork items from signature honey cured bacon to applewood smoked bacon to naturally smoked hams to breakfast sausages. Operating since 1893, Daily's has further processing plants located in Salt Lake City, Utah, and Missoula, Mont.

In addition to the Daily's partnership, Seaboard Foods, pursuant to an agreement, markets and sells fresh products produced by Triumph's St. Joseph, Mo., pork processing plant, as well as products produced by Seaboard Foods' Guymon, Okla., pork processing plant. The plants are part of an integrated food system that's known for unsurpassed quality and for being a top exporter of U.S. pork to more than 30 countries. Internationally, fresh pork products are marketed under the Seaboard Farmsr and St. Joe Porkr brands. Domestically, fresh pork products bear the PrairieFreshr Premium Pork brand. Processed meats, such as bacon, hams and breakfast sausage, will continue to be marketed under the Daily'sr Premium Meats brand.



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